UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2008

CRANE CO.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

1-1657	13-1952290
(Commission File Number)	(IRS Employer Identification No.)

100 First Stamford Place, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 363-7300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THIS REPORT

Section 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.	Entry into a Material Definitive Agreement

On December 16, 2008, Crane Co. (the “Company”) executed Amendment No. 1 to its $300 million Amended and Restated Credit Agreement by and among the Company and certain of its subsidiaries; the Banks party thereto; JPMorgan Chase Bank, N.A. as administrative agent; Bank of America, N.A. as syndication agent; and The Bank of New York and Citibank N.A. as documentation agents, to delete a representation regarding the Company’s pension liability and to amend certain other terms of the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement, which is effective until September 26, 2012, contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company and its subsidiaries with respect to indebtedness, liens, mergers, consolidations, liquidations and dissolutions, sales of all or substantially all assets, transactions with affiliates and hedging arrangements. The Amended and Restated Credit Agreement also provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, the fact that any representation or warranty made by the Company is false in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting the Company and its subsidiaries, certain ERISA events, material judgments and a change in control of the Company. The Amendment was approved by Required Lenders as defined in the Amended and Restated Credit Agreement.

The foregoing is only a summary of the terms of the Amended and Restated Credit Agreement and Amendment No. 1 thereto, and is qualified in its entirety by reference to the full texts of the Amended and Restated Credit Agreement, which was attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 26, 2007, and of Amendment No. 1 thereto, which is attached to this Current Report as Exhibit 10.1.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

(a)	None

(b)	None

(c)	None

(d)	Exhibits

10.1	Amendment No. 1 to Amended and Restated Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRANE CO.

Dated: December 19, 2008	By:	/s/ Timothy J. MacCarrick
Timothy J. MacCarrick
Vice President—Finance,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 1 to Amended and Restated Credit Agreement dated December 16, 2008, issued by Crane Co.

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